Exhibit 10.22
EXHIBIT A

SECOND AGREEMENT AND RELEASE
Thoughtworks Holding, Inc. (the “Company”) and Sai Mandapaty (“Employee”) agree to the terms and conditions of this Second Agreement and Release as set forth below, effective as of the Effective Date (as defined below). All capitalized terms used herein, unless defined otherwise herein, shall have the meaning set forth in the Agreement and Release, signed October 30, 2023 (the “First Release”) or, if not defined therein, the Severance Plan.
1.Waiver. Employee agrees that except for final earned wages, accrued and unused paid time off, and expenses submitted that will be paid in the first payroll following the Termination Date, they have been paid: (i) all amounts as reimbursement for expenses incurred during their employment and (ii) other compensation due to them, including, but not limited to all salary, hourly pay, overtime pay, bonuses (except for Annual 2023 Bonus addressed in the First Release), vacation pay, deferred compensation, variable pay, incentives, commissions, equity compensation and all other compensation of any nature whatsoever. No other sums (contingent or otherwise) shall be paid to Employee in respect of their employment by the Company except as stated herein, and any such sums (whether or not owed) arising under any Company compensation plan or otherwise related to Employee’s employment are hereby expressly waived by Employee.

2.Release.
(a)In exchange for the Severance Benefits set forth in the First Release and other valuable consideration, Employee, for himself or herself and for his or her heirs, executors, administrators, beneficiaries, trustees, and assigns (referred to collectively as “Releasors”), forever releases and discharges the Company Group and any and all of the Company Group’s parent companies, partners, subsidiaries, affiliates, predecessors, successors and assigns and any and all of its and their past and/or present officers, directors, partners, agents, employees, representatives, counsel, employee benefit plans and their fiduciaries and administrators, predecessors successors and assigns (referred to collectively as the “Releasees”), from any and all claims, suits, controversies, actions, cross-claims, counter claims, demands, causes of action, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, and liabilities of any kind whatsoever in law and in equity, whether known or unknown, suspected, or claimed, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date Employee signs this Second Agreement and Release.
(b)Without limiting the generality of the foregoing, this Second Agreement and Release is intended to and shall release Releasees from any and all claims and liabilities, whether known or unknown, suspected, or claimed, that Releasors ever had, now have or may have against Releasees arising out of Employee’s employment with the Company Group or any of the Releasees, the terms and conditions of such employment and/or the termination of such employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, as amended (“ADEA”), and/or the Older Workers Benefit Protection Act (“OWBPA”), which laws prohibit discrimination on account of age; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination/retaliation on account of race, color, religion, sex and national origin; (iii) any claim under the Americans with Disabilities Act (“ADA”) or Sections 503 and 504 of the Rehabilitation Act of 1973, each as amended; (iv) any

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claim under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (v) any claim under the Family and Medical Leave Act; (vi) any claim or other action under the National Labor Relations Act (“NLRA”), as amended; (vii) any claim under the Workers’ Adjustment and Retraining Notification Act or the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); (viii) any claim under the Sarbanes-Oxley Act of 2002; (ix) any applicable Executive Order Programs; (x) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, regulation or decision); (xi) any other claim (whether based on federal, state or local law, statute, decision, public policy, contract, tort, or doctrine of good faith and fair dealing) arising out of the terms and conditions of Employee’s employment with and termination from the Company Group and/or the Released Parties; (xii) any claims in equity or under common law for wrongful discharge, breach of contract (express, implied, written or oral), whistleblowing, constructive discharge, promissory estoppel, detrimental reliance, negligence, defamation, emotional distress, compensatory or punitive damages, and/or equitable relief; (xiii) any claims under federal, state or local occupational safety and health laws or regulations, all as amended; (xiv) any claim for attorneys’ fees, costs, disbursements and/or the like (xv) any claim under the Employment Agreement and (xvi) any claim under the Illinois Human Rights Act, 775 Ill. Comp. Stat. Ann. 5/1-103, 5/2-101, 5/2-102, 5/2-103, 5/2-104, and 56 Ill Adm. Code 5210.110; the Illinois Equal Pay Act; the Illinois Wage Payment and Collection Act; the Minimum Wage Law; the Right to Privacy in the Workplace Act; the Personnel Record Review Act; the Whistleblower Act; the Family Military Leave Act, and any and all claims under any other federal or Illinois statute or regulation, or any local ordinance, law or regulation, or any claim that was or could have been asserted under common law. By virtue of the foregoing, Employee agrees that he or she has waived any damages and other relief available to him or her (including, without limitation, money damages, equitable relief and reinstatement) under the claims waived in this paragraph 4. This is a general release that is intended to apply to all claims Employee may have against the Releasees through the date Employee executes this Agreement, except the sole matters to which this Agreement of Release does not apply are: (A) claims to the Severance Benefits; (B) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (C) claims arising after the date Employee signs this Second Agreement and Release; (D) claims relating to any rights of indemnification under the Company Group’s organizational documents or otherwise; (E) claims relating to any equity-based awards outstanding that remain outstanding following the Termination Date; (F) claims to vested accrued benefits under the Company Group’s tax qualified retirement plans or non-qualified retirement plans in accordance with, and subject to, the terms and conditions of such plans and applicable law; (G) Employee’s right to seek enforcement of the terms of the Severance Plan (as modified as applicable herein); and (H) any claims that cannot be waived pursuant to private agreement under law. Employee acknowledges that Employee has been informed that Employee might have specific rights and/or claims under the ADEA and OWBPA. Employee specifically waives such rights and/or claims under the ADEA or OWBPA to the extent such rights and/or claims arose on or prior to the date this Agreement of Release is executed by Employee.
(c)Nothing in this Second Agreement and Release is intended to prohibit or restrict Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency prohibiting waiver of such right; provided, however, that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which Employee is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Employee further understands this Second and Release Agreement does not waive or restrict Employee’s (i) claims for unemployment or workers’ compensation benefits, (ii) claims or rights that may arise after the date that Employee signs this Second Agreement,

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(iii) claims for reimbursement of expenses under the Company’s expense reimbursement policies, (iv) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date Employee signs this Second and Release Agreement, and (v) any claims that controlling law clearly states may not be released by private agreement. Moreover, nothing in this Second and Release Agreement (including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality and non-disparagement obligations, and the return of property provision) (i) limits or affects Employee’s right to challenge the validity of this Second and Release Agreement under the ADEA or the OWBPA, (ii) prevents Employee from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in, an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from testifying, providing evidence, responding to a subpoena or discovery request in court litigation or arbitration, or (iii) precludes non-management, non-supervisory employees from engaging in protected concerted activity under Section 7 of the NLRA or under similar state law, such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, except where the information was entrusted to Employee in confidence by the Company as part of Employee’s job duties.
(d)Employee understands that Employee may later discover claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Second Agreement and Release, and which, if known at the time of executing this Second Agreement and Release, may have materially affected this Second Agreement and Release or Employee’s decision to enter into it. Employee hereby waives any right or claim that might arise as a result of such different or additional claims or facts.
(e)Employee represents that Employee has made no assignment or transfer of any right or claim covered herein and that Employee further agrees that Employee is not aware of any such right or claim.
3.Return of Property. Employee represents that Employee has returned to the Company Group all property belonging to the Company Group, including, but not limited to, electronic devices (e.g., Blackberry and/or laptop computer), keys, card access to buildings and office floors, and business information and documents.
4.Binding Agreement; Third Party Beneficiaries. This Second Agreement and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns. The Releasees are expressly intended to be third-party beneficiaries of the releases set forth herein, and this Second Agreement and Release may be enforced by each of them.
5.ADEA Provisions. Employee acknowledges that Employee: (a) has carefully read this Second Agreement and Release in its entirety; (b) has had an opportunity to consider the terms of this Second Agreement and Release for at least twenty-one (21) days; (c) is hereby advised by the Company in writing to consult with an attorney of Employee’s choice in connection with this

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Second Agreement and Release; (d) fully understands the significance of all of the terms and conditions of this Second Agreement and Release and has discussed them with an attorney of Employee’s choice, or has had a reasonable opportunity to do so; and (e) is signing this Second Agreement and Release voluntarily and of Employee’s own free will and agrees to abide by all the terms and conditions contained herein.
6.Revocation/Effective Date. Employee may accept this Second Agreement and Release by signing it via DocuSign on or before the twenty-first (21st) day after he receives this Second Agreement and Release. Notwithstanding the foregoing, Employee may not sign this Second Agreement and Release before Employee’s last day of employment and this Second Agreement and Release will not be accepted or effective if signed before the Termination Date. After signing this Second Agreement and Release, Employee shall have seven (7) days (the “Revocation Period”) to revoke Employee’s decision by indicating Employee’s desire to do so in writing delivered to delivering it to Lamari Brayboy, NA Head of People Support, Thoughtworks, Thoughtworks, 200 E. Randolph Street, 25th Floor, Chicago IL 60601 at the above address by no later than the last day of the Revocation Period. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. Provided Employee does not revoke this Second Agreement and Release during the Revocation Period, the Effective Date of this Second Agreement and Release shall be the later of the eighth (8th) day after Employee signs this Second Agreement and Release or the day after the last day of the Revocation Period (the “Effective Date”). For the avoidance of doubt, in the event Employee fails to execute, or revokes execution of, this Second Agreement and Release, Employee shall not be entitled to the Severance Benefits.
7.Each Party the Drafter. This Second Agreement and Release, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Second Agreement and Release because that party drafted or caused that party’s legal representatives to draft any of its provisions.
8.Advice of Counsel. Employee represents and certifies that they have carefully read and fully understands all of the provisions and effects of this Second Agreement and Release, has knowingly and voluntarily entered into this Second Agreement and Release freely and without coercion, and acknowledges that the Company advises Employee, in writing, to consult with an attorney of Employee’s choice regarding the terms of this Second Agreement and Release prior to executing this Second Agreement and Release.
9.Incorporation of First Release. Employee acknowledges and agrees that the provisions of the First Release which are not covered by this Second Agreement and Release are specifically incorporated herein mutatis mutandis and references to the Agreement and Release in the First Release shall include this Second Agreement and Release.
PLEASE READ THIS SECOND AGREEMENT AND RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS SECOND AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

/s/ Sai Mandapaty
Dated:	(Signature)
January 10, 2024
Dated:

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THOUGHTWORKS HOLDING, INC.
Accepted by: /s/ Valarie Fairchild
Name: Valarie Fairchild
Dated: January 5, 2024

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